As filed with the Securities and Exchange Commission on July 10, 2012
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
Form S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_____________________________
Legg Mason, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	52-1200960 (I.R.S. employer identification number)

100 International Drive
Baltimore, Maryland 21202
(410) 539-0000
(Address including zip code, and telephone number, including area code, of registrant's principal executive offices)
_____________________________
The Legg Mason Profit Sharing and 401(k) Plan and Trust
The Western Asset Management 401(k) Plan and Trust
(Full title of the Plans)
_____________________________
Thomas C. Merchant
Vice President and General Counsel-Corporate
Legg Mason, Inc.
100 International Drive
Baltimore, Maryland 21202
(410) 539-0000
(Name, address and telephone number of agent for service)
_____________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non‑accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 .......................................	2,000,000(2)	$26.08	$52,150,000	$5,976.39
_______________

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover (i) any additional shares of the Registrant's common stock, par value $0.10 (“Common Stock”) that become deliverable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock to be offered or sold pursuant to the plans and (ii) an indeterminate amount of interests to be offered or sold pursuant to The Legg Mason Profit Sharing and 401(k) Plan and Trust (the “Legg Plan”) and The Western Asset Management 401(k) Plan and Trust (the “WAM Plan”). No additional registration fee is included for these shares and interests.

(2)
Represents an aggregate of 2,000,000 shares of Common Stock, of which 1,000,000 are available for future issuance under the Legg Plan and 1,000,000 are available for future issuance under the WAM Plan.

(3)
Estimated pursuant to Rule 457(h) under the Securities Act solely for purposes of calculating the amount of the registration fee based upon the average of the high ($26.36) and low ($25.79) prices reported for the shares of Common Stock on the New York Stock Exchange on July 9, 2012.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.        Plan Information.*
Item 2.        Registrant Information and Employee Plan Annual Information.*

___________________________
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.        Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:
(a) the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2012 (the “Form 10-K”) (filed May 25, 2012);

(b) the Form 11-K for the Legg Plan for the fiscal year ended December 31, 2011 (filed June 28, 2012);

(c) the Form 11-K for the WAM Plan for the fiscal year ended December 31, 2011 (filed June 28, 2012); and

(d) the Registrant's Current Reports on Form 8-K filed May 17, May 22, May 23, and June 28, 2012.

In addition, all documents filed by (i) the Registrant or (ii) the Legg Plan or the WAM Plan, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the Common Stock offered hereby has been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.        Description of Securities.
The holders of shares of outstanding Common Stock shall be entitled as a class, share for share, to receive, when and as declared by the Registrant's board of directors, dividends payable in cash, in property or in shares of preferred or Common Stock. The Registrant may not pay any dividend (other than in shares of Common Stock) or make any distributions of assets on shares of Common Stock until cumulative dividends on any preferred stock then outstanding have been paid.
The holders of shares of the Registrant's Common Stock shall be entitled to notice of all meetings of stockholders, shall have one vote per share and shall have exclusive voting rights on all questions requiring a vote of stockholders, except as may be provided in articles supplementary or as required by law. Holders of shares of Common Stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to the Common Stock. This means that holders of more than half of the shares can elect all of the directors and holders of the remaining shares will not be able to elect any directors.
The Registrant's articles of incorporation and bylaws used to provide for a classified board of directors consisting of three classes with staggered three-year terms. In July 2011, the Registrant's stockholders approved an amendment to the articles of incorporation and the board of directors approved a corresponding amendment to the bylaws, in each case, to provide for phased-in declassification of the board of directors and the annual election of all directors commencing with the 2014 annual meeting of stockholders.

In the event of any dissolution, liquidation or winding up of the Registrant, the holders of shares of Common Stock shall be entitled as a class, share for share, after due payment or provision for payment of the Registrant's debts and other liabilities and the payment of the full preferential amounts to which the holders of the Registrant's preferred stock are entitled, to share ratably in the Registrant's remaining net assets. A consolidation or merger of the Registrant shall not be deemed to be a liquidation, dissolution or winding up.
Item 5.        Interests of Named Experts and Counsel.
The validity of the shares of the Registrant's Common Stock registered hereby has been passed upon for the Registrant by Thomas C. Merchant, Esq., the Registrant's Vice President and General Counsel- Corporate. Mr. Merchant beneficially owns, or has rights to acquire under an employee benefit plan of the Registrant, an aggregate of less than one percent of the Common Stock of the Registrant.
Item 6.        Indemnification of Directors and Officers.
The Registrant's articles of incorporation, as amended, state that unless the Registrant's bylaws otherwise provide, no indemnification shall be provided to any officer, director, employee or agent of any predecessor of the Registrant. The Registrant's bylaws provide that to the maximum extent permitted by Maryland law in effect from time to time, the Registrant shall indemnify, and, without requiring a preliminary determination as to the ultimate entitlement of the individual to be indemnified, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Registrant and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director, officer or employee of the Registrant, and at the request of the Registrant, serves or has served another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, manager or officer of such corporation or as a partner or trustee of such partnership, joint venture, trust or employee benefit plan. The Registrant may, with the approval of its board of directors, or any duly authorized committee thereof, provide such indemnification and advancement of expenses to a person who served a predecessor of the Registrant in any of the capacities described in (a) or (b) above and to any employee or agent of the Registrant or a predecessor of the Registrant. The rights to indemnification and advance of expenses provided by the Registrant's articles of incorporation and bylaws shall vest immediately upon election of a director or officer. The indemnification and payment of expenses provided in the Registrant's bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled to under any bylaw, resolution, insurance, agreement or otherwise.
In addition, the Registrant's articles of incorporation, as amended, provide that to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Registrant shall be liable to the Registrant or its stockholders for money damages.
Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made a party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation. In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct. Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.

The Registrant's officers and directors are insured against certain liabilities under certain policies maintained by the Registrant with aggregate coverage of $175,000,000.
The foregoing summaries are subject to the complete text of the statute, bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.        Exemption from Registration Claimed.
Not applicable.
Item 8.        Exhibits.
See attached Exhibit list.
The Registrant will submit or has submitted each of the Legg Plan and the WAM Plan and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Legg Plan and the WAM Plan under Section 401 of the Internal Revenue Code of 1986, as amended.
Item 9.        Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 10th day of July, 2012.

LEGG MASON, INC

By:	/s/ Mark R. Fetting
Mark R. Fetting
President, Chief Executive Officer and
Chairman of the Board
Each person whose signature appears below hereby constitutes and appoints Thomas P. Lemke and Peter H. Nachtwey his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark R. Fetting	Chairman and Chief Executive Officer
Mark R. Fetting	(Principal Executive Officer)	July 10, 2012
/s/ Peter H. Nachtwey	Chief Financial Officer
Peter H. Nachtwey	(Principal Financial and Principal Accounting Officer)	July 10, 2012
/s/ Harold L. Adams	Director
Harold L. Adams		July 10, 2012
/s/ Robert E. Angelica	Director
Robert E. Angelica		July 10, 2012
/s/ Dennis R. Beresford	Director
Dennis R. Beresford		July 10, 2012
/s/ John T. Cahill	Director
John T. Cahill		July 10, 2012
/s/ Barry W. Huff	Director
Barry W. Huff		July 10, 2012
/s/ John E. Koerner III	Director
John E. Koerner III		July 10, 2012
/s/ Cheryl Gordon Krongard	Director
Cheryl Gordon Krongard		July 10, 2012

/s/ Nelson Peltz	Director
Nelson Peltz		July 10, 2012
/s/ W. Allen Reed	Director
W. Allen Reed		July 10, 2012
/s/ Margaret Milner Richardson	Director
Margaret Milner Richardson		July 10, 2012
/s/ Nicholas J. St. George	Director
Nicholas J. St. George		July 10, 2012
/s/ Kurt L. Schmoke	Director
Kurt L. Schmoke		July 10, 2012

Pursuant to the requirements of the Securities Act, the administrator of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 10th day of July, 2012.

The Legg Mason Profit Sharing and 401(k) Plan and Trust

By:	/s/ Brian K. Becker
Brian K. Becker
Plan Administrator

SIGNATURES CONTINUED

Pursuant to the requirements of the Securities Act, the administrator of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 9th day of July, 2012.

The Western Asset Management 401(k) Plan and Trust

By:	/s/ Bruce D. Alberts
Bruce D. Alberts
Chief Financial Officer
Western Asset Management Company

EXHIBIT INDEX
Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to reports filed by Legg Mason, Inc. under the Exchange Act and are hereby incorporated by reference to such reports.
Number    Title of Exhibit

4.2	Articles of Incorporation of Legg Mason, Inc., as amended to date (incorporated by reference to Exhibit 3.1 filed with Legg Mason, Inc.'s Current Report on Form 8-K, filed July 28, 2011).

4.3	Amended and Restated Bylaws of Legg Mason, Inc. (incorporated by reference to Exhibit 3.2 to Legg Mason, Inc.'s Current Report on Form 8-K, filed July 28, 2011).

5*	Filed herewith. Opinion of Thomas C. Merchant, Esq., Vice President and General Counsel-Corporate of the Registrant, regarding the validity of the securities being registered.

23.1*	Consent of Thomas C. Merchant, Esq. (included in Exhibit 5).

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of Stout, Causey & Horning, P.A.

24*	Powers of Attorney (included on signature page).

____________________________
*     Filed herewith.